CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated, October 21, 2002 and December 18, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Report to Shareholders of Credit Suisse Select Equity Fund, Inc. and the October 31, 2002 Annual Report to Shareholders of Credit Suisse Tax Efficient Fund, as applicable, which are also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Management of Each Fund" and "Financial Statements and Experts" in the Proxy/Prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 9, 2003